Exhibit 10.2

Fixed Monthly Fees	521 5th Ave.
Office #s	Start Date	Monthly Rate
1722	April 1st April 30th, 2014	$1,700.00
1718	May 1, 2014- April 30, 2015	$1,900.00

Item	Cost
Voice and Data Communications
Technology Essentials
► 1 x (Single wired connection, firewall, bandwidth management, internet speed sufficient for email and surfing the internet, Wi-Fi capabilities)	$59.00
Call Essentials
► 1 x (Local phone number, unlimited local and long distance calling, call log (missed calls, recent calls), call forwarding, caller ID, call waiting, three-way calling, voicemail (VM to email), music on hold, outlook integration)	$69.00
► 3 hours free conference room time per month	Included
Total fixed monthly fees:	$1,828.00

Item	Cost
Office Setup (e.g, messaging and administrative setup, phone installation and programming, telephone and/or data communications)	Included

Fully Refundable Retainer per terms of Services Agreement (2xmonthly office charge)	$3,800.00

One-time Set-up
Total one-time fees:	$3,800.00

Applicable Sales Taxes Will Appear on Monthly Invoice

Total amount due:	$5,628.00

PRIME OFFICE CENTERS 521, LLC
LICENSE AGREEMENT

Agreement dated this 13 day of March, 2014 by and between

Prime Office Centers 521, LLC (“Licensor”) and American Gene Engineer Corp (Licensee”).

In consideration of the mutual terms and conditions contained herein, Licensor and Licensee agree as follows:

1. DEFINITIONS:
For the purposes of this License Agreement the following terms shall have the meanings ascribed to them below:

A.	Unit Nos.22 on the 17 floor of the Premises for April 1 - 30, 2014
Unit Nos. 18 on the 17 floor of the Premises for May 1, 2014 - April 30, 2015

B.	Premises: That certain building known as 521 5th Avenue, New York, New York 10175.

C.	Address of Licensee:

D.	Phone Number of Licensee:

E.	Commencement Date: April 1, 2014

F.	Expiration Date: April 30, 2015

G.	License Fee: April 1-30, 2014 $1700 per month.
License Fee: May 1, 2014            $1900 per month

H.	Security Deposit: $3800

I.
Overlease: Lease dated December 21st, 1994 by and between 521 Fifth Avenue Associates, as landlord, and Prime Office Centers 521 5th Avenue LLC, as tenant, covering the Premises; as such lease may be amended from time to time.

J.	Broker:

2.	GRANT OF LICENSE:
Licensor hereby grants to Licensee a license to use and occupy the Units.

3.	TERM:
The license granted hereunder shall have a term commencing on the Commencement Date and ending on the Expiration Date. It shall continue thereafter from month-to-month unless Licensee or Licensor shall have given written notice to the other not less than sixty (60) days prior to the first of a month stating that it is not electing to extend the term of this license. If Licensee or Licensor shall have failed to timely notify the other of its election not to renew, this license shall continue as a license on a month-to-month basis until terminated by either party.   Such termination shall be effective as of the date set forth in such notice provided that (a) such notice is given not less than sixty (60) days prior to the termination date and, (b) the termination date shall be the last day of a calendar month, (c) Length of termination notice required is as follows:

1st and 2nd office- 60 days notice
3 or more offices- 90 days notice

4.	LICENSE FEE/SUNDRY CHARGES:
(A)	Licensee shall pay Licensor the License Fee, in advance, on the first day of each month to occur during the term of this license.
(B)
In the event that Licensee shall utilize any additional services offered by Licensor, including but not limited to, telephone service, conference room space, or secretarial services, Licensee shall pay the Licensor within five (5) days after being billed therefore for all charges (‘Sundry Charges”) associated with the use of such services.  The Sundry Charges shall be billed at Licensor’s standard rates. Licensor shall have the right to change its standard rates, from time to time.

(C)
Upon Licensee giving a notice of termination pursuant to paragraph 3 above, the License Fee for the next month of the license term shall be due and payable simultaneously with the giving of the termination notice.

(D)
In the event that Licensee shall fail to make any payment due under this license within ten (10) days after same is due, Licensee shall be assessed a late charge in an amount equal to four percent (4%) of the amount billed.

5.	OPERATING COVENANT:
Licensee agrees not to engage in any conduct or to allow or permit any of its employees, invitees, visitors or guests to engage in any conduct, which may disturb or annoy any other occupants at the Location or which, in the opinion of Licensor, is objectionable or undesirable. If Licensee fails to abide by stated rules and regulations, Licensor reserves the right to terminate License Agreement without further notice. Licensor reserves the right to terminate Agreement if such action is in the best interest of Licensor.

6.	DEFAULT:
(A)
In the event that Licensee shall default in the performance or observance of any of the terms or conditions of this License Agreement which default Licensee fails to cure within five (5) days (or twenty-four (24) hours in the event of a default under Paragraph 5 above) after the giving of written notice thereof by Licensor to Licensee, then Licensor may terminate this license upon three (3) days prior written notice to Licensee. In the event of the giving of such notice of termination, Licensee shall vacate the Units on or before the date set forth in such notice as if that date were the date set forth as to the end and expiration of this License Agreement.

(B)
In the event that Licensee shall fail to vacate the Units on or before the date set forth in Licensor’s notice given pursuant to Article 6 (A) above, then Licensor, in addition to any other remedies available to it, may re-enter the Units, dispose of Licensee’s property and equipment at Licensee’s sole cost and expense and re-license same.

(C)
In the event that Licensor shall terminate this license pursuant to the terms of this paragraph 6, Licensee shall remain liable to Licensor for any unpaid License Fee and Sundry Charges and all other damages, costs and expenses incurred by Licensor arising out of Licensee’s default.

(D)
In the event that Licensee shall default in the payment of the License Fee or any Sundry Charges and such default is not cured within five (5) days after the giving of written notice thereof by Licensor to Licensee, then Licensor, in addition to any other remedy available to it under this License Agreement, including the giving of a three day notice of termination, may forthwith discontinue the furnishing of all sundry services (including, but not limited to, telecommunication services, use of conference room, etc.) to and any use of any common facilities by Licensee after the expiration of said five (5) days.

7.	SECURITY:
Licensee has deposited with Licensor the Security as security for the faithful performance and observance by Licensee of the terms, provisions and conditions of this License Agreement.  If Licensee shall default in respect of any of the terms, provisions or conditions of this License Agreement Licensor may apply all or a portion of the Security to the extent required to remedy such default, in which event, Licensee, within three (3) days after demand from Licensor, shall deposit with Licensor the amount of security so applied. Provided that Licensee shall have complied with the terms and conditions of this License Agreement, Licensor shall return the balance remaining of the security to Licensee promptly after the expiration of the term of this license.

8.	OVERLEASE:
This License and License Agreement are subject to and subordinate to the terms of the Overlease.

9.	LIABILITY OF LICENSOR:
Licensor shall not be responsible for either the receipt or holding of any packages of any description whatsoever.  Further, in the event Licensee makes a written request for a telephone listing, Licensor shall not be responsible for any errors or omissions in the telephone directory unless resulting from Licensor’s gross negligence.

Tenant shall keep in force during the term hereof for the benefit of Landlord and Tenant, a comprehensive general liability insurance policy with contract liability endorsement and water damage legal liability coverage protecting Landlord and Tenant against any liability whatsoever, occasioned by any occurrence on or about the demised premises or any appurtenances thereto. Such policy is to be written on an occurrence basis by good and solvent insurance companies satisfactory to Landlord with limits of liability of not less than $500,000.

10.	CREDIT CHECK:
Licensee hereby authorizes Licensor, from time to time, to perform a credit check on the applicant and any principals of the applicant.

11.	BROKER:
Licensee represents that Licensee has dealt with no broker in connection with the licensing of the Units except for the Broker named in paragraph 1 hereof.

12.	NOTICES:
Any notice, demand or request permitted or required to be given under this License Agreement may be given or served only if in writing by any of the following means: (a) Personal Delivery; (b) Certified or Registered Mail, Postage Pre-Paid; or (c) Nationally recognized  overnight  courier service, addressed in each case as follows:

If to Licensor.	Prime Office Centers 521, LLC
521 5th Avenue
Suite 1700
New York, NY 10175

With a copy to:	Prime Office Centers
44 Wall Street
12th Floor
New York, NY 10005
Attention: Peter Pollack

If to Licensee:	At the address set forth on the first page hereof as Licensee’s mailing address or if no such address is specified, at the Premises.

13.	APPLICABLE LAW:
This License Agreement and the License granted hereunder shall be governed by the laws of the State of New York.

14.	DOCUMENTS INCORPORATED BY REFERENCE:
Simultaneously herewith Licensee has signed three additional documents “Application for Delivery of Mail through Agent”, “Office Policies” and “Acceptable Internet Use Policy” and hereby acknowledges that such documents are deemed part of this License Agreement and are hereby incorporated into this License Agreement by reference.

15.	MISCELLANEOUS:
It is mutually agreed by and between Licensor and Licensee that the respective parties hereto shall and hereby do waive trial by jury in the action or proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) or any matters whatsoever arising out of or in any way connected with this License, in relationship of licensor and Licensee, Licensee’s use of or occupancy of the units, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Licensor commences any summary proceeding for possession of the units, Licensee will not interpose any counterclaim of whatever nature or description in any such proceeding.
In witness whereof the parties have executed this agreement as of the day and year first above written.

Office Policies

In the interest of mutual courtesy and respect, we would appreciate each client and its employees following these basic common sense courtesies:

1.
When you access and use Prime’s copiers, facsimile machines and conference room telephones, you will need a four-digit identification number (PIN). Please see our staff to obtain your unique number. All charges to this number are your responsibility, so keeping this number confidential is very important.

2.
All business should be conducted in your office; halls and pantries are not to be used as an extension of an office.  Calls, including cell phone calls, should be made or received only in offices or conference rooms.

3.
The reception area is a common area for all clients’ guests.  Visitors cannot be left in the reception area for much longer than five minutes.  Meetings with guests, clients, or business associates may not be held outside of conference rooms or offices.

4.	Conference rooms and pantry area facilities are shared by everyone; please be considerate and leave these areas neat and clean. The pantry contains a snack and a soda machine for your use.

5.
Please allow as much lead-time as possible when reserving conference room time. Conference room time is allocated on a first-come first-serve basis. You should know that usage is charged based on the time reserved plus any extension that occurs.

6.	Clients are issued one room key when moving in. You may make as many additional copies of this key as you require for an additional fee.

7.
Please be conscious of the noise level in your offices. Noise can carry into hallways and other offices disturbing fellow customers. If there are several employees within your space, or if you use the speakerphone, keep your office door closed to contain the noise.

8.	In keeping with a business environment, young children and pets of any kind are not permitted in Prime Office Centers.

9.	While Prime Office Centers has no policy on dress, in the interest of maintaining a business- like environment we expect all our clients to dress as professionally as possible.

10.
Please try and give us as much notice as possible for any changes in your telephone or facsimile requirements. We require up to three days for completion of such telephone work. Set-up charges are for the initial configuration of the system. Subsequent changes are subject to further charges depending upon the amount and complexity of the work.

11.	No client is permitted to have his own copier, refrigerator, water cooler, heater, or any appliance that consumes excessive electricity.

12.	New York City ordinances forbid smoking in any and all areas of this building. Both you and your guests must leave the building if you wish to smoke.

13.	Should you require the use of building services such as repairs, adjustments or replacement of building property, please direct your request to Prime’s staff who will best know whom to call.

14.	A building pass is required to bring any packages into or out of this building. You may obtain a pass from our staff. Please allow reasonable time for issuance of building passes.

15.	We can assist you with packages; mail and messenger services, etc., just see a member of our staff.

16.	This building will not admit any of our clients without an identification card. Please check with our staff to arrange for the issuance of this card.

17.
Prior to moving into or out of our office, approval must be obtained from the building management office.  If you require the services of a commercial moving company, they must provide the building with the appropriate certificate of insurance.  No boxes or business machines may be removed from the building without a pass.   Please make advance arrangements with our staff to secure this pass.

18.
Should you vacate your office, we will be required to make certain restorative work to bring the space up to its original move-in condition. You are responsible for these costs, which will vary depending on how much wear and tear was experienced over the course of your usage. Painting and carpet cleaning are always required, and will cost approximately $400.00. Additionally, restoration work to furniture and any other features may raise this cost substantially.

19.	Any damage done to Prime’s office equipment, conference room furniture, or common areas, that is caused by you or any of your guests, will require a charge to cover restoration work.

20.
All bills rendered by us are due and payable within ten days. Unpaid balances over ten days will be assessed a service charge. Any receipt of funds to your account will be applied first to this service charge, then to your remaining balance. We urge you to pay all bills promptly.

21.
Prime requires sixty (60) days notice of termination. The sixty day notice always begins on the first day of the month. Please make sure that such notice is given to us prior to the first day of the month, which you wish the sixty (60) day period to begin. We cannot make exceptions to this requirement. All notifications must be in writing and delivered to a Prime staff member. The date this notification is received by us is the date that will be used for the notification period.

22.
No client may offer Prime Office Centers’ employees employment. Should any of our employees accept a job with you, or through your efforts, during your occupancy or within one year after you have vacated an office, you will be liable for an employment fee of $25,000.

23.	We have the capability of providing video conferencing and audiovisual equipment. Please see a member of our staff for further information.

This licensed addendum is hereby made a part of your agreement with Prime Office Centers and your signature below acknowledges their receipt and your acceptance thereof.

Acceptable Internet Use Policy

Prime Office Center’s customers shall not permit or assist others to abuse or fraudulently use our Internet access service, including but not limited to the following:

1.	Sending unsolicited e-mail that causes complaints from the recipients of such unsolicited e-mail; or,

2.	Mailbombing (sending large quantities of unwanted or unsolicited e-mail to individual accounts); or,

3.	Unauthorized attempts by a user to gain access to any account or computer resource not belonging to that user (e.g. “spoofing”); or,

4.	Obtaining or attempting to obtain service by any means or device with intent to avoid payment; or,

5.	Unauthorized access, alteration, destruction, or any attempt thereof, of any information of any Prime Office Center customer or end-user by any means or device; or,

6.	Knowingly engaging in any activities that will cause a denial-of-service (e.g. synchronized number sequence attacks) to any Prime Office Center customer or end-user; or,

7.
Using Internet access to interfere with service to any user, host or network. This includes, but is not limited to, “flooding” of networks, deliberate attempts to overload a service, and attempts to overload a service, and attempts to “Crash” a host; or,

8.	Using any kind of program/script/command, or sending messages of any kind designed to interfere with a users terminal session, via any means, locally or by internet; or,

9.
Transmitting any material that is unlawful, obscene, threatening, abusive, libelous, hateful, or encourages conduct that would constitute a criminal offense, give rise to civil liability, or otherwise violate any local, state, national, or international law; or,

10.
Transmit, distribute, or state any information, data or material in violation of United States or state regulation or law, or by common law. This includes, but is not limited to, material protected by copyright, trademark, trade secret, or any other statute.

11.
The dedicated Internet access is available to all clients of Prime Office Centers and assumes reasonable use. Prime reserves the right to increase charges or limit bandwidth should a client excessively use this shared facility.

12.
Because of the risk of Viruses, it is very important that all machines have a Virus program installed and that the Virus definition files are kept up to date. An infected machine can degrade the performance of the entire network.

Each Internet customer is responsible for the activities of its users and, by accepting this service is agreeing to ensure that they will abide by this policy. Violation of this policy may result in immediate discontinuance of service.

Customers agree to defend, indemnity and hold Prime Office Centers harmless from any and all liabilities, costs and expenses, including reasonable Attorney’s fees, related to any violation of the acceptable use policy by the customer or authorized users of the customer, or in connection with the use of service or the internet or the placement or the transmission of any message, information, software, or other materials on the internet by the customer or authorized users of a customer’s account.

Set-up charges are for the initial configuration of the system. Subsequent changes are subject to further charges depending upon the amount and complexity of the work.

Agreed and Accepted

Date

“PAYMENT POLICY”

We must insist that the monthly bill including rent, telephone and sundry expenses be paid in full no later than the 10th of each month. Bills that are unpaid after this date will incur late fees.

If the bill is unpaid after the 15th of the month, it will result in the suspension of all sundry services including telephone, photocopying, etc. until the month’s bill is paid in full.

At the end of 20 days without payment the entire relationship will be terminated and the space and or services will be reclaimed by Prime Office Centers.

No exceptions or extensions can be permitted whatsoever.

We will not redeposit any checks. We will return the check and insist on a new check. If it happens a second time no further corporate or personal checks will be accepted. We must be paid with a certified check, credit card or cash.

We appreciate your understanding and cooperation.